Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A-1 of our report dated April 25, 2022, relating to the financial statements of Aeris Biotechnologies, Inc. as of October 31, 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

June 30, 2022